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Exhibit 4.3

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD

AMENDMENT TO RIGHTS AGREEMENT

        THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of July 27, 2004 between INTERWAVE COMMUNICATIONS INTERNATIONAL LTD., a Bermuda company (the "Company"), and WELLS FARGO BANK MINNESOTA, N.A. (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent entered into a Preferred Shares Rights Agreement, dated as of December 2, 2003 (the "Rights Agreement") (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to the Rights Agreement hereby agree as follows:

AMENDMENT

        1.     Amendment of the Rights Agreement.

          1.1   Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

      "Notwithstanding the foregoing, none of Alvarion Ltd., nor any of its Affiliates, shall be deemed an Acquiring Person and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur and the Rights will not separate from Company Common Shares, in each case, solely by reason of the execution, delivery, performance or consummation of the transactions contemplated under the Agreement and Plan of Amalgamation dated as of July 27, 2004, between the Company, Alvarion Ltd., and Alvarion Mobile Inc. (including any amendment or supplement thereto, the "Amalgamation Agreement")."

        2.     No Other Amendment.    Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement. This Amendment shall be irrevocable and each of Alvarion and Alvarion Mobile Inc. shall be an express third party beneficiary hereof.

        3.     Effect of Amendment.    This Amendment shall be deemed to be in force and effect immediately prior to the execution of the Amalgamation Agreement. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

        4.     Counterparts.    This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        5.     Miscellaneous.    This Amendment shall be deemed to be a contract made under the laws of the state of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nonetheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

[Remainder of Page Left Blank Intentionally]

        The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ JOHN BAKER
Name:	John Baker
Title:	Vice President
INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD
By:	/s/ ERWIN F. LEICHTLE
Name:	Erwin F. Leichtle
Title:	President & CEO

[SIGNATURE PAGE TO AMENDMENT TO THE RIGHTS AGREEMENT]

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INTERWAVE COMMUNICATIONS INTERNATIONAL LTD AMENDMENT TO RIGHTS AGREEMENT
AMENDMENT